CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 25, 2012, accompanying the financial statements of Long-Term Investment Grade Trust, Series 2 and Insured Income Trust, Series 95 (included in Van Kampen Focus Portfolios, Taxable Income Series
12) as of June 30, 2012, and for each of the three years in the period ended June 30, 2012 and the financial highlights for each of the five years in the period ended June 30, 2012, contained in this Post-Effective Amendment No. 10 to Form S-6 (File No. 333-89934) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 25, 2012